EXHIBIT 4.2

THE COMMUNITY BANK
AMENDED AND RESTATED STOCK OPTION PLAN FOR KEY EMPLOYEES

     THIS IS THE AMENDED AND RESTATED STOCK OPTION PLAN FOR KEY EMPLOYEES (“Plan”) of The Community Bank (the “Bank”), a North Carolina chartered commercial bank, with its principal office in Pilot Mountain, Surry County, North Carolina, adopted by the Board of Directors of the Bank on December 14, 1995 and effective as set forth in paragraph 19 below, under which options may be granted from time to time to eligible employees of the Bank or of any corporation or other entity of which the Bank owns, directly or indirectly, not less than eighty percent (80%) of any class of equity securities (a “Subsidiary”), to purchase shares of the common stock, $2.50 par value, of the Bank (“Common Stock”), subject to the provisions set forth below. This Plans amends, supercedes and restates The Community Bank Stock Option Plan For Key Employees adopted by the Board of Directors of the Bank on February 23, 1988 and subsequently approved by the Bank’s stockholders at the Bank’s 1989 Annual Meeting of Stockholders (the “Original Plan”).

     1. PURPOSE. The purpose of this Plan is to aid the Bank and any Subsidiary in attracting and retaining capable employees and to provide a long range incentive for key employees of the Bank to remain in the management of the Bank or any Subsidiary, to perform at increasing levels of effectiveness and to acquire a permanent stake in the Bank with the interest and outlook of an owner. These objectives will be promoted through the granting of options to acquire shares of Common Stock pursuant to the terms of this Plan.

     2. ADMINISTRATION. The Plan shall be administered by the committee (the “Committee”), composed of at least two (2) members of the Board of Directors of the Bank (the “Board”) who are “non-employee directors” as defined in Rule 16b-3(b)(3) of the Rules and Regulations under the Securities Act of 1934, as amended (the “Exchange Act”). Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, this Plan shall be administered by those members of the Board who are “disinterested persons,” and by the Board if there are less than three (3) “disinterested persons.” No member of the Committee may receive grants of options under the Plan. The Committee may designate any officers or employees of the Bank or any Subsidiary to assist in the administration of the Plan and to execute documents on behalf of the Committee and perform such other administrative duties as may be delegated to them by the Committee.

     Subject to the provisions of the Plan, the determinations or the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive upon all persons affected thereby. By way of illustration and not of limitation, the Committee shall have the discretion (a) to construe and interpret the Plan and all options granted hereunder and to determine the terms and provisions (and amendments thereof) of the options granted under the Plan (which need not be identical); (b) to define the terms used in the Plan and in the options granted hereunder; (c) to prescribe, amend and rescind the rules and regulations relating to the Plan; (d) to determine the individuals to whom and the time or times at which such options shall be granted, the number of shares to be subject to each option, the option price, and the determination of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan; and (e) to make all other determinations necessary or advisable for the administration of the Plan.

     It shall be in the discretion of the Committee to grant options which qualify as “incentive stock options” (as that term is defined in Section 422 of the Internal Revenue Code of 1986, as

amended) (the “Code “) or which do not qualify as incentive stock options and which will be given tax treatment as “nonqualified stock options” (herein referred to collectively as “options;” however, whenever reference is specifically made only to “incentive stock options” or “nonqualified stock options,” such reference shall be deemed to be made to the exclusion of the other). Any options granted which fail to satisfy the requirements for incentive stock options shall become nonqualified stock options.

     3. STOCK AVAILABLE FOR OPTIONS. The stock to be subject to options under the Plan shall be authorized but unissued share of Common Stock. Subject to the provisions of Section 20 hereof, the total number of shares of Common Stock for which options may be granted under the Plan is 83,400 shares. Prior to the effective date of this Plan, options to purchase 57,400 shares of Common Stock have previously been issued under the Original Plan. Therefore, subject to the provisions of Section 20 hereof, options to purchase 26,000 shares of Common Stock may be issued pursuant to this Plan after the effective date hereof as set forth in Section 19. Such number of shares is subject to any capital adjustments as provided in Section 14. In the event that an option granted under the Plan is forfeited, expires or is terminated unexercised as to any shares covered thereby, such shares thereafter shall be available for the granting of options under the Plan; however, if the forfeiture, expiration or termination date of an option is beyond the term of existence of the Plan as described in Section 20, then any shares covered by forfeited, unexercised or terminated options shall not reactivate the existence of the Plan and therefore may not be available for additional grants under the Plan. The Bank, during the term of the Plan, will reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. In the discretion of the Committee and the Board, the shares of Common Stock necessary to be delivered to satisfy exercised options may be from authorized and unissued shares of Common Stock or, upon receipt of all necessary regulatory approvals, may be purchased in the open market.

     4. ELIGIBILITY. Options shall be granted only to individuals who meet all of the following eligibility requirements:

     (a) Such individual must be an employee of the Bank or a Subsidiary. For this purpose, an individual shall be considered to be an “employee” only if there exists between the Bank or a Subsidiary and the individual the legal and bona fide relationship of employer and employee. In determining whether such relationship exists, the regulations of the United States Treasury Department relating to the determination of such relationship for the purpose of collection of income tax at the source on wages shall be applied.

     (b) Such individual falls within the classification of key employees of the Bank or a Subsidiary. For this purpose, “key employees” shall be considered to be those employees who, in the judgment of the Committee, are in a position to affect materially the operations and profitability of the Bank or any Subsidiary by reason of the nature and extent of their duties and responsibilities.

     (c) Such individual must have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment involved in the exercise of the options.

     (d) Such individual, being otherwise eligible under this Section 4, shall have been selected by the Committee as a person to whom an option shall be granted under the Plan.

     In determining the employees to whom options shall be granted and the number of shares to be covered by each option, the Committee shall take into account the nature of the services rendered by respective employees, their present and potential contributions to the success of the Bank and any Subsidiary and such other factors as the Committee shall deem relevant. An employee who has been granted an option under the Plan may be granted an additional option or options under the Plan if the Committee shall so determine. No employee may be issued options to purchase more than forty percent (40%) of the shares of Common Stock reserved for issuance pursuant to this Plan.

     If, pursuant to the terms of the Plan, it is necessary that the percentage of stock ownership of any individual be determined, stock ownership in the Bank or of a related corporation which is owned (directly or indirectly) by or for such individual’s brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary shall be considered as owned by such individual.

     5. GRANTS. Options shall be deemed granted only after the effective date of the Plan and only after due execution by the Bank and optionee of a Stock Option Grant and Agreement (the “Option Agreement”) in the form attached hereto as Exhibit A, as modified by the Committee to the extent it deems such modification to be necessary or desirable. Such options shall be granted with the intention that they will be nonqualified or incentive stock options as designated in the Option Agreement. Any option granted with the intention that it will be an incentive stock option but which fails to satisfy a requirement for incentive stock options shall continue to be valid and shall be treated as a nonqualified stock option.

     6. OPTION PRICE.

     (a) The option price of each option granted under the Plan shall be not less than one hundred percent (100%) of the market value of the stock on the date of grant of the option. In the case of incentive stock options granted to a shareholder who owns stock possessing more than 10 percent (10%) of the total combined voting power of all classes of stock of the Bank or a Subsidiary (a “ten percent shareholder”), the option price of each option granted under the Plan shall not be less than one hundred and ten percent (110%) of the market value of the stock on the date of grant of the option. If the Common Stock is listed on a national securities exchange (including the NASDAQ interdealer quotation system) on the date in question, then the market value per share shall be not less than the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the market price per share shall be equal to the average between the bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the market price per share shall be equal to the average between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the market value per share shall be its fair market value as determined by the Committee, in its sole and absolute discretion. The Committee shall maintain a written record of its method of determining such value.

     (b) The option price shall be payable to the Bank in cash or by check, bank draft or money order payable to the order of the Bank. No shares shall be delivered until full payment has been made. The Committee may not approve a reduction of such purchase price in any such option, or the cancellation of any such options and the regranting thereof to the same optionee at a lower purchase price, at a time when the market value of the shares is lower than it was when such option was granted.

     7. EXPIRATION OF OPTIONS. The Committee shall determine the expiration date or dates of each option, but such expiration date shall be not later than ten (10) years after the date such option is granted. In the event an incentive stock option is granted to a ten percent shareholder, the expiration date or dates of each option shall be not later than five (5) years after the date such option is granted. The Committee, in its discretion, may extend the expiration date or dates of an option after such date was originally set; however, such expiration date may not exceed the maximum expiration date described in this Section 7.

     8. TERMS AND CONDITIONS OF OPTIONS.

     (a) The Committee may grant options which are intended to be incentive stock options and nonqualified stock options, either separately or jointly, to an eligible employee.

     (b) The grant of options shall be evidenced by a written instrument (an Option Agreement) containing terms and conditions established by the Committee consistent with the provisions of this Plan.

     (c) Not less than 50 shares may be purchased at any one time unless the number purchased is the total number at that time purchasable under the Plan.

     (d) The recipient of an option shall have no rights as a shareholder with respect to any shares covered by his option until payment is made in full by him for the shares being purchased. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock is fully paid for, except as provided in Section 14.

     (e) The aggregate fair market value of the stock (determined as of the time the option is granted) with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year (under all benefit plans of the Bank or any Subsidiary, if applicable) shall not exceed $100,000; provided, however, that such $100,000 limit of this subsection (e) shall not apply to the grant of nonqualified stock options. The Committee may grant options which are exercisable in excess of the foregoing limitation, in which case options granted which are exercisable in excess of such limitation shall be nonqualified stock options.

     (f) All stock obtained pursuant to an option which qualifies as an incentive stock option shall be held in escrow for a period which ends on the later of (i) two (2) years from the date of the granting of the option or (ii) one (1) year after the transfer of the stock pursuant to the exercise of the option. The stock shall be held by the Bank or its designee. The employee who has exercised the option shall during such holding period have all rights of a shareholder, including but not limited to the rights to vote, receive dividends and sell the stock. The sole purpose of the escrow is to inform the Bank of a disqualifying disposition of the stock within the meaning of Section 422 of the Code and it shall be administered solely for that purpose.

     9. EXERCISE OF OPTIONS.

     (a) An optionee must at all times be employed by the Bank or a Subsidiary from the date of the grant until the exercise of the options granted except as provided in Sections 11 and 12. All options granted under the Plan shall be exercisable in accordance with such vesting requirements which are set forth in the Option Agreement.

     Notwithstanding any vesting requirements set forth in the Option Agreement, options shall become exercisable with respect to all of the shares subject thereto upon the optionee’s retirement, death, disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

     In the event the Option Agreement states that the right to exercise options shall vest in installments, in the Committee’s discretion (i) the right to exercise options in installments shall be cumulative and any vested installments may be exercised, in whole or in part, at the election of the optionee or (ii) the right to exercise options shall be non-cumulative, as set forth in the Option Agreement. The exercise of any option must be evidenced by written notice to the Bank that the optionee intends to exercise his option.

     In no event shall an option be deemed granted by the Bank or exercisable by a recipient prior to the mutual execution by the Bank and the recipient of an Option Agreement which comports with the requirements of Section 5 and Section 8(b).

     (b) The inability of the Bank to obtain approval from any regulatory body or authority deemed by counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder shall relieve the Bank of any liability in respect of the nonissuance or sale of such shares. As a condition to the exercise of an option, the Bank may require the person exercising the option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities laws.

     (c) The Committee shall have the discretionary authority to impose in the Option Agreements such restrictions on shares of Common Stock as it may deem appropriate or desirable, including but not limited to, the authority to impose vesting requirements, rights of first refusal or repurchase rights.

     10. TERMINATION OF EMPLOYMENT — EXCEPT BY DISABILITY, RETIREMENT OR DEATH. If any optionee ceases to be an employee of at least one of the Bank and any Subsidiary for any reason other than death, retirement (as defined in Section 11) or disability (as defined in Section 11), any options or portions of options not exercised prior to the date the optionee ceases to be employed shall terminate and be forfeited.

     11. TERMINATION OF EMPLOYMENT — DISABILITY OR RETIREMENT. If any optionee ceases to be employed by at least one of the Bank and any Subsidiary due to his becoming disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, he or she may, (i) at any time within twelve (12) months after his or her date of termination, but not later than the date of expiration of the option, exercise any option designated in the Option Agreement as an incentive stock option with respect to all shares subject thereto and (ii) at any time prior to the date of expiration of the option, exercise any option designated in the Option Agreement as a nonqualified stock option with respect to all shares subject thereto. Any portions of options of disabled employees not so exercised shall terminate.

     If any optionee ceases to be employed by at least one of the Bank and any Subsidiary due to such optionee’s normal retirement, such optionee may (i) at any time within three (3) months after his date of termination, but not later than the date of expiration of the option, exercise any option designated in the Option Agreement as an incentive stock option with respect to all shares subject thereto and (ii) at any time prior to the date of expiration of the option, exercise any option designated in the Option Agreement as a nonqualified stock option with respect to all shares subject thereto. Any portions of options of retired employees not so exercised shall terminate.

     12. TERMINATION OF EMPLOYMENT — DEATH. If an optionee dies while in the employment of the Bank or a Subsidiary, the person or persons to whom the option is transferred by will or by the laws of descent and distribution may, at any time within twelve (12) months after the optionee’s death but not later than the date of expiration of the option, exercise the option with respect to all shares subject thereto. Any options or portions of options of deceased employees not so exercised shall terminate.

     13. RESTRICTIONS ON TRANSFER. An option granted under this Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the optionee to whom it was granted, may be exercised only by such optionee.

     14. CAPITAL ADJUSTMENTS AFFECTING COMMON STOCK.

     (a) If the outstanding shares of Common Stock of the Bank are increased, decreased, changed into or exchanged for a different number or kind of shares or other securities of the Bank or another entity as a result of a recapitalization, reclassification, stock dividend, stock split, amendment to the Bank’s charter, reverse stock split, merger or consolidation, an appropriate adjustment shall be made in the number and/or kind of securities allocated to the options previously and subsequently granted under the Plan, without change in the aggregate purchase price applicable to the unexercised portion of the outstanding options but with a corresponding adjustment in the price for each share or other unit of any security covered by the options. In the event this Plan is assumed by the surviving corporation in the event of a merger, consolidation, acquisition or reorganization optionees shall, upon request of the Committee, execute replacement Option Agreements reflecting such assumption and adjustment.

     (b) To the extent that the foregoing adjustments relate to particular stock or securities of the Bank subject to option under this Plan, such adjustments shall be made by the Committee, whose determination in that respect shall be final and conclusive.

     (c) The grant of an option pursuant to this Plan shall not affect in any way the right or power of the Bank to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, sell or transfer all or any part of its business or assets.

     (d) No fractional shares of stock shall be issued under the Plan for any such adjustment.

     (e) Any adjustment made pursuant to this Section 14, shall be made in such manner as not to constitute a modification of any outstanding incentive stock options within the meaning of Section 424(h) of the Internal Revenue Code of 1986, as amended.

     15. CHANGE IN CONTROL.

     (a) For purposes of this Plan, a “Change in Control” shall mean (i) a change in control of a nature that would be required to be reported in response to Item 1 of the Current Report on FDIC Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; (ii) such time as any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 50 percent (50%) or more of the combined voting power of the outstanding Common Stock of the Bank; (iii) individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank’s shareholders was approved by the Board or Nominating Committee, shall be considered as though he were a member of the Incumbent Board; (iv) the Bank consolidates or merges with or into another corporation, association or entity or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or (v) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other entity or group; provided, however, that a share exchange transaction whereby the Bank is acquired by a holding company and existing shareholders of the Bank are offered ownership interests in the holding company at no cost which are substantially equal in type and amount to the ownership interests that they have in the Bank, shall not constitute a “Change in Control.”

     (b) Within twenty (20) days after the Bank receives notice of a Change in Control described in Sections 15(a)(i), (ii) or (iii) and at least thirty (30) days in advance of the effective date of a Change in Control described in Sections 15(a)(iv) or (v), the Committee, in its absolute discretion, may provide to all or any of the optionees a notice of such Change in Control or pending Change in Control, as applicable, which notice shall state that all unexercised and unexpired options granted pursuant to this Plan which would otherwise be exercisable but for the provisions of any vesting schedule set forth in the Option Agreement, shall become immediately vested and exercisable by the holder thereof, notwithstanding the vesting schedule set forth in the Option Agreement. Upon giving of such notice to any optionee, the unexercised and unexpired options held by such optionee shall become vested and exercisable in full as set forth in such notice.

     In the event the Bank elects not to send the notice described in this Section 15(b) above, then the adjustment provisions of Section 14 shall be applicable but there shall be no change in the vesting requirements, if any, of the options of any optionee.

     16. INVESTMENT PURPOSE. At the discretion of the Committee, any Option Agreement may provide that the optionee shall, by accepting the option, represent and agree, for himself and his transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of an option, the person entitled to exercise the same shall furnish evidence of such facts which is satisfactory to the Bank. Certificates for shares of stock acquired under the Plan may be issued bearing such restrictive legends as the Bank and its counsel may deem necessary to ensure that the optionee is not an “underwriter” within the meaning of the regulations of the Securities Exchange Commission.

     17. APPLICATION OF FUNDS. The proceeds received by the Bank from the sale of Common Stock pursuant to options will be used for general corporate purposes.

     18. NO OBLIGATION TO EXERCISE OPTION. The granting of an option shall impose no obligation upon the optionee to exercise such option.

     19. EFFECTIVE DATE OF PLAN. The Plan will become effective upon the approval of the Plan by the shareholders of the Bank as required by applicable North Carolina banking law; provided, however, that the effectiveness of the Plan shall also be contingent upon its approval by the North Carolina Commissioner of Banks. Until such effective date, the Original Plan shall remain in full force and effect.

     20. TERM OF PLAN. Options to purchase 57,400 shares of Common Stock were authorized for issuance under the Original Plan. Under the Original Plan, options to purchase 57,400 shares have previously been issued prior to the adoption of this Plan by the Board. As a result, options to purchase 200 shares which were not issued under the Original Plan could still be issued; provided such options are issued on or before February 22, 1998. To the extent that options to purchase 200 shares of Common Stock are not issued on or before February 22, 1998, the right to issue such options shall lapse and terminate. For example, if options to purchase only 50 of the 200 shares of Common Stock are issued between the effective date hereof and February 22, 1998, the number of options which may be issued under this Plan shall be reduced by 150 from 83,400 to 83,250. Subject to the foregoing, options may be granted pursuant to this Plan from time to time within ten (10) years after this Plan was adopted by the Board on December 14, 1995.

     21. TIME OF GRANTING OF OPTIONS. Nothing contained in the Plan or in any resolution adopted or to be adopted by the Committee or the shareholders of the Bank and no action taken by the Committee shall constitute the granting of any option hereunder. The granting of an option pursuant to the Plan shall take place only when an Option Agreement shall have been duly executed and delivered by and on behalf of the Bank at the direction of the Committee.

     22. WITHHOLDING TAXES. Whenever the Bank issues or transfers shares of stock or satisfies Limited Stock Appreciation Rights under the Plan, the Bank shall have the right to require the optionee to remit to the Bank an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the issuance of any certificate or certificates for such shares or prior to the satisfaction of such Limited Stock Appreciation Rights. Alternatively, the Bank may issue or transfer such shares of stock net of the number of shares sufficient to satisfy the withholding tax requirements or satisfy such Limited Stock Appreciation Rights net of the amounts sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of stock, cash and other assets to be distributed shall be valued on the date the withholding obligation is incurred.

     23. TERMINATION AND AMENDMENT. The Board may at any time alter, suspend, terminate or discontinue the Plan, but may not, without the consent of the holder of an option previously granted, make any alteration which would deprive the optionee of his rights with respect thereto; provided, however, that shareholder approval of certain amendments mat be necessary if it is desirable for the Plan to continue to satisfy the requirements of Rule 16b-3 of the Securities Exchange Commission; and provided further, that in no event shall this Plan be terminated at the time of or following any merger or consolidation of the Bank, unless and until the surviving entity shall have made provision for an equivalent benefit for all the then current option holders. The Board may not amend any provisions of this Plan described in Rule 16b-3(c)(2)(ii)(A) of the regulations promulgated pursuant to the Exchange Act more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee

Retirement Income Security Act, or the rules thereunder. Notwithstanding anything herein to the contrary, unless approved by a majority of the votes cast by the stockholders of the Bank at a meeting of stockholders on which action is validly taken on such matter, this Plan may not be amended to:

     (a) increase the number of shares of Common Stock for which options may be granted under this Plan;

     (b) change the option exercise price;

     (c) extend the period within which options may be granted or exercised; or

     (d) permit persons other than key employees to receive grants of options hereunder.

     24. PREVIOUSLY ISSUED OPTIONS. Notwithstanding anything herein to the contrary, options previously issued and unexercised under the Original Plan shall be subject to the Original Plan and not this Plan, and, as to such options, the rights and obligations of the optionees holding such options shall be as set forth in the Original Plan and not this Plan.

     25. CAPTIONS AND HEADINGS; GENDER AND NUMBER. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part of, and shall not serve as a basis for interpretation or construction of, this Plan. As used herein, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

     26. EXCULPATION AND INDEMNIFICATION. In connection with this Plan, no member of the Board, no member of the Board of Directors of any Subsidiary, and no member of the Committee shall be personally liable for any act or omission to act, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person’s own bad faith, willful misconduct or criminal acts. To the extent permitted by applicable law and regulation, the Bank shall indemnify, defend and hold harmless the members of the Board, the members of the Board of Directors of any Subsidiary, and members of the Committee, and each other officer or employee of the Bank or of any Subsidiary to whom any power or duty relating to the administration or interpretation of this Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Board), and any costs or expenses (including counsel fees) incurred by such persons arising out of or as a result of, any act or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under this Plan, other than such liabilities, costs, and expenses as may arise out of, or result from the bad faith, willful misconduct or criminal acts of such persons.

     27. GOVERNING LAW. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.

     28. INSPECTION OF PLAN. A copy of this Plan, and any amendments thereto, shall be maintained by the Secretary of the Bank and shall be shown to any proper person making inquiry about it.

     29. OTHER PROVISIONS. The Option Agreements authorized under this Plan shall contain such other provisions not inconsistent with the foregoing, including, without limitation, increased restrictions upon the exercise of options, as the Committee may deem advisable.

EXHIBIT A

THE COMMUNITY BANK
AMENDED AND RESTATED STOCK OPTION PLAN FOR KEY EMPLOYEES
STOCK OPTION GRANT AND AGREEMENT

     THIS STOCK OPTION GRANT AND AGREEMENT (“Agreement”), being made according to and subject to the terms and conditions of THE COMMUNITY BANK AMENDED AND RESTATED STOCK OPTION PLAN FOR KEY EMPLOYEES (“Plan”), which is hereby incorporated by reference and made a part of this Agreement, is herein executed and effective the ___day of ___, ___, between The Community Bank (the “Bank”) and ___ (“Optionee”):

     1. Grant. As of the above date, the Bank hereby grants: (i) an incentive stock option (as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) to purchase shares of Common Stock of the Bank to the Optionee at the price stated in this Agreement; and/or (ii) a nonqualified stock option to purchase ___shares of Common Stock of the Bank to the Optionee at the price stated in this Agreement. The grant of options above shall include the Limited Stock Appreciation Rights which, upon approval of the Committee, may be exercised in lieu of the exercise of options subject to the provisions and requirements of the Plan.

     The option(s) granted under this section and as described in this Agreement is (are) in all respects subject to and conditioned by the terms, definitions, and provisions of this Agreement and of the Plan. Capitalized terms in this Agreement which are not otherwise defined but which are defined in the Plan shall have the same meaning given to those terms in the Plan.

     2. Price. The option price is $___for each share.

     3. Exercise of Option. The option(s) granted under this Agreement shall be exercisable pursuant to the terms and conditions of the Plan and as set forth below:

     (a) Right to Exercise (Applicable provisions are checked):

     (i) Incentive Stock Options

☐	Immediate Vesting: Subject to the terms and conditions of the Plan, all of the incentive stock options are immediately vested and are exercisable in full or in part. The options expire and must be exercised on or before ___, ___.

☐	Annual Installments: Subject to the terms and conditions of the Plan, the incentive stock options can be exercised in annual installments as follows:

___shares beginning on ___, ___and ending on
___, ___
___shares beginning on ___, ___and ending on
___, ___
___shares beginning on ___, ___and ending on
___, ___
___shares beginning on ___, ___and ending on
___, ___
___shares beginning on ___, ___and ending on
___, ___

     (ii) Nonqualified Options

☐	Subject to the terms and conditions of the Plan, all of the incentive stock options are immediately vested and are exercisable in full or in part. The options expire and must be exercised on or before ___, ___.
☐	he nonqualified options can be exercised in annual installments as follows:

___shares beginning on ___, ___and ending on
___, ___
___shares beginning on ___, ___and ending on
___, ___
___shares beginning on ___, ___and ending on
___, ___
___shares beginning on ___, ___and ending on
___, ___
___shares beginning on ___, ___and ending on
___, ___

     (b) Other Conditions: Except as set forth in (a) above, there are no other terms and conditions imposed on the Optionee’s right to exercise his or her options other than those imposed in the Plan, except as stated below:

     In addition, the option(s) shall be exercisable upon disability, death, retirement and upon the occurrence of a Change in Control as set forth in the Plan.

     (c) Method of Exercising Stock Options: The options under this Agreement shall be exercisable by a written notice to the Secretary of the Bank which shall include the following:

     (1) State the election to exercise the option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his or her address, and social security number;

     (2) Contain any such representation and agreements as to Optionee’s investment intent with respect to such shares of Common Stock as may be required by the Bank;

     (3) Be signed by the person entitled to exercise the option and, if the option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Bank, of the right of such person or persons to exercise the option in accordance with the Plan; and

     (4) Be accompanied by payment of the purchase price of any shares with respect to which the option is being exercised, which payment shall be in form acceptable to the Committee pursuant to Section 6(b) of the Plan.

     In addition, the party exercising the options shall provide such other information as the Committee shall request.

     (d) Representations and Warranties: In order to exercise an option, the person exercising the option must make the representations and warranties to the Bank as may be required by any applicable law or regulation, or as may otherwise be required pursuant to the Plan.

     (e) Approvals. In order for an option to be exercised, all filings and approvals required by applicable law and regulation or pursuant to the Plan must have been made and obtained.

     4. Non-transferability. This option may not be transferred in any manner otherwise than by will or the laws of descent and distribution and may be exercised during the life of the Optionee only by him or her.

     5. Investment Purpose. This option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities law or other law or valid regulation.

     6. Escrow. All stock purchased pursuant to an incentive stock option shall be held in escrow for a period which ends on the later of (i) two (2) years from the date of the granting of the option or (ii) one (1) year after the transfer of the stock pursuant to the exercise of the option. The stock shall be held by the Bank or its designee. The optionee who has exercised the option shall have all rights of a stockholder, including, but not limited to, the rights to vote, receive dividends and sell the stock. The sole purpose of the escrow is to inform the Bank of a disqualifying disposition of the stock within the meaning of Section 422 of the Code, and it shall be administered solely for this purpose.

     7. Resolution of Disputes. Any dispute or disagreement which should arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Agreement will be determined by the Committee designated in Section 2 of the Plan. Any determination made by such Committee shall be final, binding, and conclusive for all purposes.

     8. Construction Controlled by Plan. The options evidenced hereby shall be subject to all of the requirements, conditions and provisions of the Plan. This Agreement shall be construed so as to be consistent with the Plan; and the provisions of the Plan shall be deemed to be controlling in the event that any provision should appear to be inconsistent therewith.

     9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable law, but if any provision of this Agreement is determined to be unenforceable, invalid or illegal, the validity of any other provision or part thereof shall not be affected thereby and this Agreement shall continue to be binding on the parties hereto as if such unenforceable, invalid or illegal provision or part thereof had not been included herein.

     10. Modification of Agreement; Waiver. This Agreement may be modified, amended, suspended or terminated, and any terms, representations or conditions may be waived, but only by a written instrument signed by each of the parties hereto and only subject to the limitations set forth in the Plan. No waiver hereunder shall constitute a waiver with respect to any subsequent occurrence or other transaction hereunder or of any other provision.

     11. Captions and Headings; Gender and Number. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part, and shall not serve as a basis for interpretation or construction, of this Agreement. As used herein, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

     12. Governing Law; Venue and Jurisdiction. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

     13. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Bank, and its successors and assigns, and shall be binding upon and inure to the benefit of the Optionee, and his or her heirs, legatees, personal representative, executor, administrator and permitted assigns.

     14. Entire Agreement. This Agreement and the Plan constitute and embody the entire understanding and agreement of the parties hereto and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the matters addressed herein.

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.

ATTEST: THE COMMUNITY BANK
By:	__________________________ _____________________________

(Corporate Seal) ____________________, President OPTIONEE: __________________________(SEAL)